EXHIBIT 99.1

DARLING INGREDIENTS INC. ANNOUNCES
NEW APPOINTMENT TO BOARD OF DIRECTORS
Company Names Nicole M. Ringenberg as Director

November 6, 2018 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced the appointment of Nicole M. Ringenberg to its Board of Directors and as a member of its Audit Committee. Ms. Ringenberg joins the Board as an independent director, and her appointment is effective immediately. The appointment of Ms. Ringenberg will expand the total number of directors to eleven.

Ms. Ringenberg recently retired following a 32-year career with Monsanto Company, a Fortune 200 company and one of the world’s leading providers of sustainable agricultural solutions, where she most recently served as Vice President and Controller. Prior to that, she served in a number of different roles at Monsanto, including Vice President, Global Commercial Operations and Finance and CEO of Asia Pacific.

"We are excited to add Nicole Ringenberg to our Board. She brings an incredible resume and a robust skill set. Her global experience base will help support our World of Growth strategy.” said Randall C. Stuewe, Chairman and CEO of Darling Ingredients.

About Darling

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients contact

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300